UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VAALCO Energy, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders of VAALCO Energy, Inc. (the “Company”) will be held at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042, on Wednesday, June 3, 2015, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect six directors, each for a term of one year;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2015;
3.	To approve, on an advisory basis, the compensation of our Named Executive Officers; and
4.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 6, 2015.

We are providing access to our proxy materials over the Internet. To do this, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to in the proxy statement as a Notice. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. Stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide the information you need in a more timely manner and will save the cost of printing and mailing documents to you, thus conserving natural resources.

By Order of the Board of Directors,

Steven P. Guidry
Chairman of the Board and Chief Executive Officer

Houston, Texas

April 16, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement, our Annual Report for 2014 and our 2014 Financial Statements are available at www.proxyvote.com.

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of VAALCO Energy, Inc. requests your proxy for the Annual Meeting that will be held Wednesday, June 3, 2015, at 10:00 a.m. Central Time, at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2014 annual report have been made available on or about April 16, 2015.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

General Information

We are providing you these proxy materials in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be voted at our 2015 Annual Meeting of Stockholders (our “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as the “Company,” “we,” “our,” “us” or “VAALCO.”

Date and Time of Meeting

The VAALCO Energy, Inc. Annual Meeting of stockholders will be held at 10:00 a.m. Central Daylight Time, on June 3, 2015 at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042.

Record Date and Persons Entitled to Vote

The Board of Directors has set the close of business on April 6, 2015 as the record date for stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 58,177,147 shares of VAALCO common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Notice and Access

We are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

We may provide certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by VAALCO in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.proxyvote.com.

Matters to be Voted on and Recommendation of the Board

	Board Vote Recommendation	Page Reference (for more detail)
Election of Six Directors	FOR EACH DIRECTOR NOMINEE	5

Other Proposals

• Ratification of the appointment of independent auditors	FOR	32

• Advisory resolution on executive compensation	FOR	34

Transact other business that properly comes before the meeting

Information About the Advisory Vote on Compensation

Because your vote with respect to approval of our Named Executive Officer compensation is advisory, it will not be binding upon the Board. However, our Compensation Committee and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

•

By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•	By telephone—Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.
•	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight time on June 2, 2015.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting.

If you are a street name stockholder (your shares are held in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted

•	for the nominees for directors named in this proxy statement;
•	for ratification of the appointment of the independent auditors; and
•	for approval of the advisory resolution on executive compensation.

How to Change Your Vote

If you are a stockholder of record, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;
•	voting again by the Internet or telephone (only the last vote cast will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on June 2, 2015;
•	submitting a properly signed proxy with a later date; or
•	voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

The ratification of the appointment of the independent auditors is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

The election of directors and the advisory vote to approve our executive compensation are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Vote Required for each Proposal

•

Election of Directors. The six nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. For this purpose, abstentions and broker non-votes are not counted as a vote for the election of directors. Accordingly, if you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

•

Independent Auditor. The ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposal.

•

Named Executive Officer (“NEO”) Compensation. Our NEO compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as shares entitled to vote for the proposal.

Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by VAALCO, postings on our website at www.VAALCO.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Tabulation

Our Corporate Secretary will tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.VAALCO.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 9800 Richmond Avenue, Suite 700, Houston, Texas, 77042. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one year term beginning at the Annual Meeting and expiring at the 2016 Annual Meeting of Stockholders and until either they are re-elected or their successors are elected and qualified:

Steven P. Guidry

Frederick W. Brazelton

O. Donaldson Chapoton

Andrew L. Fawthrop

James B. Jennings

John J. Myers, Jr.

All of the above nominees are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

•

personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the oil and gas industry and with relevant social policy concerns;
•	experience as a Board member of another publicly held company; and
•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with our Bylaw provisions. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of VAALCO’s businesses and structure. The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

Changes in Officers and Directors During 2014

In June 2014, effective following our 2014 Annual Meeting, Robert L. Gerry, our former Chief Executive Officer, retired as Executive Chairman and from the Board, and Steven P. Guidry, our current Chief Executive Officer, was appointed Chairman of the Board. Since his resignation, Mr. Gerry has continued to work for us as a consultant. For a description of the consulting agreement we entered into with Mr. Gerry, please read “Consulting Agreement with Mr. Gerry” on page 25.

In addition, Andrew L. Fawthrop was appointed to the Board on October 23, 2014.

On June 3, 2015, effective immediately after the Annual Meeting, W. Russell Scheirman will be retiring from the Board and as our President and Chief Operating Officer. Mr. Scheirman will continue to work for us as a consultant. For a description of the consulting agreement we plan to enter into with Mr. Scheirman, please read “Consulting Agreement with Mr. Scheirman” on page 25. The Board has determined that, effective immediately following Mr. Scheirman’s retirement from the Board, the size of the Board will be reduced from seven members to six members.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to current directors, nominees and executive officers of VAALCO. Each nominated director will be elected to serve until the next annual meeting of stockholders or until his successor is elected and qualified.

Name	Age	Title
Steven P. Guidry	57	Chairman of the Board and Chief Executive Officer
W. Russell Scheirman	59	President, Chief Operating Officer and Director
Frederick W. Brazelton	44	Director
O. Donaldson Chapoton	78	Director
Andrew L. Fawthrop	62	Director
James B. Jennings	74	Director (Lead Independent Director)
John J. Myers, Jr.	57	Director
Gregory R. Hullinger	61	Chief Financial Officer
Gayla M. Cutrer	73	Executive Vice President
Eric J. Christ	35	Vice President, General Counsel and Corporate Secretary

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Steven P. Guidry—Mr. Guidry has served as the Company’s Chief Executive Officer since October 2013. At that time, he was also appointed to our Board of Directors and became Chairman of the Board in June 2014. Prior to joining VAALCO, Mr. Guidry was Vice President of Business Development for Marathon Oil Corporation since July 2011, where he was responsible for acquisitions of strategic opportunities for value growth. Mr. Guidry also held numerous executive management positions, including President of Marathon Oil Libya Limited from October 2008 to July 2011. Prior to the Libya assignment, he was regional Vice President for Marathon Oil’s North American Production Operations. Mr. Guidry oversaw all of the company’s exploration and production activities onshore and offshore US. He also spent 5 years leading Marathon Oil’s Central Africa Business Unit, overseeing project expansions and operations in Equatorial Guinea, Gabon and Angola. Throughout his career, he held challenging technical, staff and managerial positions in Marathon’s domestic and international production organizations. Mr. Guidry graduated from the University of Louisiana Lafayette in 1980 with a Bachelor of Science in Petroleum Engineering. He is a member of the Society of Petroleum Engineers, and served on the board of directors for the Corporate Council on Africa, the Independent Petroleum Association of America, the U.S. Oil and Gas Association and was a member of the Upstream Committee of the American Petroleum Institute. We believe Mr. Guidry’s strong operational background and experience, particularly in the international arena, is a valuable asset to our Board.

W. Russell Scheirman—Mr. Scheirman has served as the President of the Company since 1992 and as a Director since 1991. On June 3, 2015, Mr. Scheirman will retire from the Board and as our President and Chief Operating Officer. In 2008, Mr. Scheirman was named the Company’s Chief Operating Officer. From 1991 to 1992, Mr. Scheirman served as Executive Vice President of the Company. Prior to joining the Company, Mr. Scheirman was an Associate at McKinsey & Company, Inc. from 1989 to 1991, an investment banker with Copeland, Wickersham and Wiley from 1984 to 1989, and a Petroleum Reservoir Engineer for Exxon Company, U.S.A. from 1978 to 1984. Mr. Scheirman holds a Bachelor of Science (1977) and Masters of Science (1978) in Mechanical Engineering from Duke University and an MBA from California Lutheran University (1984). His strong financial background combined with his operational experience, including nearly 20 years with the Company, provides our Board with a long-term perspective of our challenges, opportunities and operations.

Frederick W. Brazelton—Mr. Brazelton has served on the Board since June 2008. Mr. Brazelton is the Co-Founder, President and CEO of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of private companies Encino Energy, LLC, Evergreen Environmental, LLC, Expedition Water Solutions, LLC, Firestone and Robertson Distilling, LLC and Dynamic Glass, LLC. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University. Mr. Brazelton’s extensive experience in private equity and finance provides a valuable resource to our Board.

O. Donaldson Chapoton—Mr. Chapoton has served on the Board since February 2006. Mr. Chapoton has been a partner in the VMS Group, a partnership involved in investment opportunities in technology and in furnishing back office services to venture funds and partnerships since 2001. He practiced law with the firm of Baker Botts, LLP from the early

1960s until 2001 specializing in income tax matters, including both transactional tax work and the legislative and regulatory matters. From 1986 to 1989, Mr. Chapoton left Baker Botts to serve as the Assistant Secretary of the Treasury for Tax Policy under President Reagan. In that role he participated in the formulating the Reagan Administration's tax policy and presented that policy in testimony before the U.S. Congress. In 1989, he rejoined Baker Botts as the partner-in-charge of the firm’s Washington office. He also served for a time as a senior partner in Breen Investors, LLC, an investment advisory firm. Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law. Mr. Chapoton’s legal background and experience and his knowledge of the tax law and the legislative process in Washington provides a valuable resource to our Board.

Andrew L. Fawthrop—Mr. Fawthrop has served on the Board since October 2014. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, Mexico, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005 and served as Director of Hoec Bardahl India Limited. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Masters degree in Marine Geology from the University of London. Mr. Fawthrop’s experience in the international oil and gas industry provides a valuable resource to the Board.

James B. Jennings—Mr. Jennings has served on the Board since June 2013. Mr. Jennings has also served as Chairman Emeritus of Hunt Oil Company from 2008 to 2013, and as a Director of Carbo Ceramics, Inc., a publicly traded oil field services company, since July 2007. Prior to retiring from Hunt Oil Company in 2007, he had served the privately-owned company for over 28 years, with increasing responsibilities over the years, including President from April 1999 through April 2004 and Chairman from 2004 through 2007.  Mr. Jennings was responsible for establishing the strategic direction of Hunt Oil Company and was also responsible for domestic and international exploration and production, acquisitions and new business development. He also played an important role in developing LNG as a new line of business for Hunt. He joined Hunt in 1979 as Division Exploration Manager for Hunt’s Gulf Coast Division in Houston, and served as Senior Vice President of US domestic exploration and production from 1984 to 1987. In 1987, he was named Group Vice President for International Exploration, and in 1991 was named Executive Vice President assuming responsibility for worldwide exploration and production. He joined the Hunt Oil Company Board of Directors in 1991, and served on the Board until his retirement in 2007. He has also served as a Senior Advisor to the Mergers and Acquisitions Group of Brown Brothers Harriman & Co., a banking and financial services firm from February 2009 to December 2011. Prior to joining Hunt, Mr. Jennings served as Chief Geophysicist for Columbia Gas Development Corporation, and as a Geophysicist for Shell Oil Company. He has also served as a Director of the Dallas Petroleum Club, and is a former Chairman of the Dallas Wildcat Committee.  He holds a Bachelor of Science in Mathematics from Trinity University in San Antonio, Texas and a Masters degree in Physics from Purdue University. Mr. Jennings’ extensive leadership, board and technical experience, combined with his knowledge of international oil and gas operations, provides a valuable service as a member of the Board.

John J. Myers, Jr.—Mr. Myers has served on the Board since March 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas from 2002 through 2009. In 2007, Mr. Myers founded Tectonic Capital Management investment fund, and has also served as an officer of Grace Bay Asset Management LLC since 2014, Cotton Gen LLC since 2014 and Escencial Capital since 2012. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst covering oil and gas exploration and production companies, having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. He holds a Bachelors of Science degree in Chemical Engineering from the University of Michigan and a Masters degree in Management from Northwestern University. Mr. Myers’ knowledge and experience in the oil and gas business and the capital markets make him a valuable resource to our Board.

Gregory R. Hullinger—Mr. Hullinger joined the Company in October 2008 as Chief Financial Officer after more than 30 years of finance and accounting experience at Shell Oil Company and its parent company, Royal Dutch Shell. Notable positions held by Mr. Hullinger at Shell Oil include Controller, Treasurer, CFO - Shell Deer Park Refining Company and CFO - Pecten Cameroon Company (West Africa). For Royal Dutch Shell, Mr. Hullinger held the positions of International Audit Manager and as the Manager for Group Accounting, the unit responsible for the financial consolidations, results and reporting. Mr. Hullinger was twice elected Chairman of the Accounting Committee of the American Petroleum Institute. He holds a Bachelor of Science in Accounting from Louisiana State University.

Gayla M. Cutrer—Ms. Cutrer joined Alcorn International, Inc., predecessor to the Company, in 1986 and served as executive support and administrative advisor for the newly founded international energy company. She was named to the Alcorn Board in March 1990 and served on the Board through November 1992, during the Company’s transition from a privately held company to a publicly traded company. Ms. Cutrer was named Vice President and Corporate Secretary of the Company in 1990 and was named Executive Vice President and Corporate Secretary in 2011 and held the Corporate Secretary position until 2014. Ms. Cutrer’s previous experience in the energy industry includes positions with Cities Service International, Inc., Amoco International, Inc. and Kilroy Company of Texas.

Eric J. Christ—Mr. Christ has served as our Vice President and General Counsel since January 2015.  Mr. Christ also serves as our Corporate Secretary. Prior to joining VAALCO, Mr. Christ served as Vice President, General Counsel and Corporate Secretary of Midstates Petroleum Company, Inc. from November 2013 to January 2015 and as its Assistant Corporate Counsel from September 2012 to November 2013. Prior to Midstates, Mr. Christ served as Associate General Counsel for Transocean Ltd. from October 2010 to September 2012 and practiced corporate and securities law at Vinson & Elkins LLP from 2006 until 2010, where he represented a variety of energy companies. Mr. Christ began his legal career at Porter Hedges LLP in 2005 and holds a Bachelor of Arts, with honors, from Amherst College and a J.D., with honors, from the University of Texas School of Law.

All officers and director nominees of VAALCO are United States citizens.

MEETINGS AND COMMITTEE OF DIRECTORS

The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE, as applicable to each committee.

Committees and Current Membership	Committee Functions
Audit Committee (1) Mr. John J. Myers, Jr. (2) (Chairman) Mr. Frederick W. Brazelton Mr. O. Donaldson Chapoton Mr. Andrew L. Fawthrop Mr. James B. Jennings

•      Selects and reviews the qualifications, performance, and independence of the independent registered public accounting firm

•      Reviews reports of independent and internal auditors

•      Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•      Monitors the effectiveness of the audit process and financial reporting

•      Reviews the adequacy of financial and operating controls

•      Monitors the corporate compliance program

•      Evaluates the effectiveness of the Audit Committee

Compensation Committee Mr. Frederick W. Brazelton (Chairman) Mr. Andrew L. Fawthrop Mr. James B. Jennings

•      Approves the salary and other compensation for the CEO

•      Reviews salaries and other compensation for executive officers other than the CEO

•      Approves and administers VAALCO’s incentive compensation and equity-based plans

•      Prepares the annual report on executive compensation

•      Evaluates the effectiveness of the Compensation Committee

•      Authority to retain a compensation consultant

Nominating and Corporate Governance Committee Mr. O. Donald Chapoton (Chairman) Mr. James B. Jennings Mr. John J. Myers, Jr.

•      Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

•      Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual director effectiveness

•      Assesses the size and composition of the Board

•      Identifies and recommends prospective director nominees

•      Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, Bylaws and other Board-adopted governance provisions

(1)	The Board has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE standards.
(2)	Audit Committee Financial Expert as determined by the Board under SEC regulations.

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2014 a relationship requiring disclosure as a related party transaction.

None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of VAALCO’s executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

Meetings and Attendance

In 2014, the Board held 11 Board meetings, 6 Audit Committee meetings, 5 Compensation Committee meetings and 7 Nominating and Governance Committee meetings. During 2014, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting, although all of our directors attended the 2014 annual meeting of stockholders and are expected to attend the 2015 Annual Meeting.

Executive sessions of independent directors are held, at a minimum, in conjunction with each quarterly Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by our lead independent director. The independent directors also meet from time to time with the Chairman of the Board.

CORPORATE GOVERNACE

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. The website makes available all of VAALCO’s corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Board Leadership Structure

Robert L. Gerry served as our Executive Chairman and as the Chairman of the Board from October 2013 until his retirement in June 2014. Steven Guidry became our Chief Executive Officer in 2013 and assumed the role of Chairman of the Board upon Mr. Gerry’s retirement in June 2014. With his significant experience and working knowledge of the industry and the issues that face VAALCO, our Board believes Mr. Guidry is the best person to lead and guide the Board of Directors. In September 2013, the Board appointed James B. Jennings as our lead independent director. The principal responsibilities of the lead independent director are to convene and preside over meetings of the independent directors in executive session, preside over a Board meeting if the Chairman is not available, consult with the Chairman in drafting the agenda for Board meetings, receive communications from stockholders, and such other responsibilities as the Board may assign. We believe this leadership structure provides the optimal structure for VAALCO and our stockholders by providing strong leadership from both our management team and Board of Directors.

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees VAALCO’s management of risks, VAALCO’s management team is responsible for the day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. The Board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Brazelton, Mr. Chapoton, Mr. Fawthrop, Mr. Jennings and Mr. Myers), no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the NYSE.

Code of Conduct

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.VAALCO.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2014 compensation for our executive officers named in the Summary Compensation Table and who we sometimes refer to as the “Named Executive Officers”.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term stockholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;
•	provide total compensation that is justified by individual performance;
•	provide performance-based compensation that balances rewards for short-term and long-term results and is tied to both individual and the Company’s performance; and
•	encourage the long-term commitment of our executive officers to us and our stockholders’ long-term interests.

What Our Compensation Program is Designed to Reward

Our strategy is to increase reserves and production through the exploration of oil and gas properties with an emphasis on international opportunities. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the industry.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an important element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long-term performance. Prior to 2014, long-term equity-based incentive compensation was comprised of stock option awards. Option awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs). Therefore, option awards granted will have no realizable value unless our stock price appreciates in value. As part of a competitive compensation arrangement, we also provided a restricted stock award to Mr. Guidry, our Chief Executive Officer, upon his effective date of hire in October 2013. Beginning with annual awards in March 2014, we utilize both option awards and stock awards as components of long-term equity-based incentive compensation for all of the executive officers.

We also offer benefits, such as a 401(k) plan and payment of insurance premiums, in order to provide a competitive remuneration package.

2014 Advisory Vote on Executive Compensation

At our annual meeting in 2014, we offered our stockholders an opportunity for an advisory, non-binding vote on our executive compensation through our “say on pay” proposal. Approximately 91% of the stockholders who voted on the proposal last year approved the compensation to our Named Executive Officers. Our 2014 compensation reflected the changes we implemented to our programs and disclosure following our “say on pay” vote. Based on the overwhelming support demonstrated in last year’s “say on pay” vote, we retained the significant changes made to our incentive compensation, which included a reduction in the cash bonus component of total compensation in favor of an increase in long-term equity-based incentives pursuant to our 2014 Long-Term Incentive Plan (LTIP) which was approved by the Company’s stockholder at the 2014 annual meeting. The Compensation Committee will continue to consider the outcome for our “say-on-pay” votes and stockholder views when making future compensation decisions for our executive officers.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of Company and industry performance including total shareholder return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We may from time to time retain an independent compensation consulting firm to assist the Compensation Committee in evaluating the executive compensation program. The Compensation Committee has retained Mercer Consulting (“Mercer”), an independent compensation consultant, with respect to determining compensation. The decision to engage Mercer was made by the Compensation Committee and Mercer reported directly to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant worked directly with management to review or prepare materials for the Compensation Committee’s consideration. While engaged as the Compensation Committee’s consultant, Mercer did not perform any services for the Company outside the scope of its arrangement with the Compensation Committee. During 2014, the Compensation Committee reviewed the consultant’s independence and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Mercer. The Compensation Committee did not engage any consultant other than Mercer during 2014 to provide executive compensation consulting services.

The scope of Mercer’s engagement has been to provide a proposed list of peer companies that operate in a similar business to VAALCO, and to analyze peer compensation data to provide the Compensation Committee with an assessment of the Company’s top executive positioning compared to the market. Specifically, Mercer’s role has been to:

•	Conduct a market analysis of the following compensation element versus proxy peers:
•	Base salary;
•	Annual cash bonus;
•	Total cash compensation (base plus annual cash bonus);
•	Long-term incentives (LTI); and
•	Total direct compensation (total cash plus LTI).
•	Evaluate prevalence of the following compensation elements at peers:
•	Annual incentive design elements (e.g. metrics, leverage);
•	Long-term incentive vehicles used and design elements;
•	Outline key executive compensation trends and regulatory, legislative, and governance considerations (e.g. say on pay);
•	Summarize potential refinement opportunities;
•	Preview the materials with the Compensation Committee Chair, and management as appropriate; and
•	Present materials to the Compensation Committee.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. In 2014, based on the report of our compensation consultant and the compensation practices of our peers, we decided to proportionately reduce potential cash bonus compensation for our executives while increasing potential equity-based incentive compensation. We believe this shift still provides a competitive, attractive cash bonus opportunity for our executives while also more closely aligning their interests with those of our stockholders. Other than as noted above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annually paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Market Comparisons

To assist the Compensation Committee, an executive compensation assessment is compiled by Mercer and provided to VAALCO. The Mercer report was used by the Compensation Committee to help determine base salary for 2014, grants of incentive compensation and for determining bonus compensation earned in 2014, but paid in 2015.

The peer group recommended by Mercer that was used with respect to compensation decisions made in 2014 was assembled by a screening process to assemble a group of public exploration and production companies with revenues comparable to the Company’s revenues. The analysis resulted in the following set of 11 peers:

Petroquest Energy, Inc.	Kosmos EnergyLtd.	EPL Oil & Gas Inc.
Sanchez Production Partners LLC	Gulfport Energy Corp.	Endeavour International Corp.
Contango Oil and Gas Co.	Gran Tierra Energy Inc.	Hyperdynamics Corp.
Carrizo Oil & Gas Inc.	BPZ Resources Inc.

In February 2015, Mercer re-evaluated the peer group. Following its re-evaluation, Mercer recommended that the Compensation Committee (i) remove EPL Oil & Gas Inc., Sanchez Production Partners LLC and Endeavour International Corp. due to acquisition or reorganization and (ii) remove Kosmos Energy Ltd. and Carrizo Oil & Gas Inc. due to their growth in revenues. Mercer, seeking out peer companies meeting the revenue requirements but also in alignment with the Company’s focus on international offshore exploration and development, also recommended to the Compensation Committee that it replace the removed peers with the following six companies: Transglobe Energy Corporation, Oando Energy Resources Inc., Apco Oil & Gas International, Inc., Transatlantic Petroleum Ltd. and Camac Energy Inc. The Compensation Committee adopted the recommendations of Mercer with respect to the changes to the peer group and utilized the revised peer group in making its compensation determinations in March 2015.

With the new peer group adopted by the Compensation Committee, nine of the 12 peers had significant non-United States operations; however, only four of the peer companies have any significant West African properties, which is the Company’s current focus.

Although the Compensation Committee retained Mercer to conduct a peer group analysis, and also reviewed other survey information, ultimately many of the compensation decisions are qualitative and not quantitative, and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. We do not set specific benchmarks but rather use peer group information to check our compensation decisions for reasonableness.

Base Salary

At its regularly scheduled meeting in March of each year, the Compensation Committee meets to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

In January 2014, the Compensation Committee approved a voluntary reduction of Mr. Gerry’s salary as Executive Chairman to $298,351 per annum, which continued until his retirement as Executive Chairman in June 2014. In March 2014, utilizing knowledge of competitive conditions in the industry, the Compensation Committee determined to keep the 2014 base salaries for our four Named Executive Officers at the previous levels set for 2013, which were as follows: $500,000 for Mr. Guidry, $496,173 for Mr. Scheirman, $333,828 for Mr. Hullinger and $300,132 for Ms. Cutrer. In March 2015, given the current downturn in the energy industry more generally, the Compensation Committee again determined to keep the 2015 base salaries for our four Named Executive Officers at the previous levels set for 2014.

Bonus

Our executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met.

At a meeting, usually prior to the end of the year, our Board of Directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, at their meeting in the first quarter of the following year, the Compensation Committee sets various targets for financial and non-financial measures such as oil and gas production levels, operating expenses, safety performance, resource additions and total shareholder return. During the first quarter of each year, following a preliminary determination of our financial and operating results, our Compensation Committee meets to establish bonus compensation for the previous year and to formally establish the bonus program goals for the current year.

In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the Company goals and objectives set out in our budget for the preceding year in addition to individual goals and objectives for each executive. Typically, approximately 60% of the target bonus is based on corporate goals while approximately 40% of the target bonus is based on individual performance and accomplishments.

The Compensation Committee awarded bonuses in March of 2015 for fiscal year 2014 results based upon our achievement of the following performance goals:

•	Achieve average daily net oil and gas production of 3,900 barrels of oil equivalent (Boe) (actual was 3,984 Boe per day);
•	Achieve direct operating costs of $21.00 per barrel (actual was $21.00 per barrel); and
•	No lost-time incidents (actual was one lost-time incident).

Each executive officer’s individual contribution to the above goals was also taken into account.

The principal goals that were not achieved during fiscal 2014 included:

•	Achieve resource additions in a targeted amount of 6 MMBoe (actual was 0); and
•	Total shareholder return in a targeted amount of 14% (actual was 6.2%).

For compensation decisions regarding bonus amounts to executive officers other than with respect to himself, our Compensation Committee considers the recommendations of our Chief Executive Officer. Taking into account these recommendations, the 2014 corporate goals achieved and missed, and individual executive leadership performance, Mr. Guidry was awarded a cash bonus equal to approximately 79% of his 2014 base salary, Mr. Scheirman was awarded a bonus equal to approximately 45% of his 2014 base salary, Mr. Hullinger was awarded a bonus equal to approximately 50% of his 2014 base salary and Ms. Cutrer was awarded a bonus equal to approximately 37% of her 2014 base salary. The bonuses were paid in March 2015.

Long-Term Equity-Based Incentives

We believe a formal long-term equity incentive program is a valuable compensation tool and is consistent with the compensation programs of the companies in our peer group. We maintain a Long-Term Incentive Plan, or LTIP, which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;
•	aligns our executives' interests with the long-term interests of our stockholders;
•	rewards long-term performance relative to industry peers;
•	makes our compensation program competitive from a total remuneration standpoint;
•	encourages executive retention; and
•	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, all outstanding equity-based awards will immediately vest.

Beginning in 2014, based on the peer data provided by Mercer and to more closely align the interests of stockholders and our executive officers, the Compensation Committee determined to increase long-term equity-based incentives as a percentage of total compensation. While historically the Company had exclusively used stock options to incentivize its senior executives, starting in 2014 and based on recommendations from Mercer, the Company issued a combination of stock options and restricted stock. In March 2014, the Compensation Committee approved the 2014 Long Term Incentive Plan (the “2014 LTIP”) in order to ensure availability of equity incentive awards and the 2014 LTIP was approved by the Company’s stockholders in June 2014.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

In March 2014, the Named Executive Officers of the Company received the following long-term incentives: Mr. Guidry received 185,676 stock options and 27,850 shares of restricted stock; Mr. Scheirman received 100,000 stock options and 17,000 shares of restricted stock; Mr. Hullinger received 86,777 stock options and 13,018 shares of restricted stock; and Ms. Cutrer received 67,000 stock options and 10,000 shares of restricted stock. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant.

In March 2015, the named executive offices of the Company received the following long-term incentives: Mr. Guidry received 233,350 stock options and 60,250 shares of restricted stock; Mr. Scheirman received 115,800 stock options and 29,900 shares of restricted stock; Mr. Hullinger received 109,050 stock options and 28,200 shares of restricted stock; and Ms. Cutrer received 70,050 stock options and 18,100 shares of restricted stock. The vesting provisions for the March 2015 awards were the same as for the March 2014 awards.

Benefits

We provide company benefits or perquisites that we believe are standard in the industry to all of our employees, including the Named Executive Officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, which is currently paid for entirely by the Company, and a 401(k) employee savings plan. We also currently make matching contributions of up to 6% of each participant’s salary, plus a 1% contribution at the end of the year 2014. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

Assessment of Risk

The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards in their discretion.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718.

Termination of Employment Arrangements

Other than our employment agreement with Mr. Guidry and our consulting agreement with Mr. Gerry, we have no employment or consulting contracts with any person that requires more than 30 days notice of termination. There are no employment termination arrangements other than we will pay the cost to relocate our expatriate employees working overseas back to their home base along with their personal effects in the event of termination.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, in December 2014 the Board adopted minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

•	Chief Executive Officer—five times annual base salary;
•	Non-employee members of the Board—five times their annual cash retainer;
•	Chief Operating Officer—four times annual base salary;
•	Chief Financial Officer—three times annual base salary; and
•	Executive Vice President—two times annual base salary.

The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) vested and unvested shares of restricted stock and (iii) vested deferred stock units, restricted stock units, exercised share options and performance share units that are settled in shares. The following do not count towards satisfaction of the ownership requirement: (i) unexercised stock options, (ii) vested deferred stock units, restricted stock units or performance share units that are settled in cash, (iii) shares held in margin accounts or that are pledged and (iv) performance awards that are settled in cash (whether vested or unvested).

Each officer or non-employee director has five years from the adoption of the policy to attain compliance with the ownership requirement and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the amount of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy and the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. To date, the Nominating and Governance Committee has not found any violations under the policy.

Recoupment Policy

We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Compensation Committee will continue to evaluate the need to adopt such a policy.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for 2014 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2014 annual meeting of shareholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee of the Board of Directors

Frederick W. Brazelton

Andrew L. Fawthrop

James B. Jennings

Executive Compensation

2014 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s Named Executive Officers for the three years ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven P. Guidry	2014	$500,000	$395,000	$441,356	$194,393	$25,600	$1,556,349
Chief Executive Officer	2013	$100,641	$277,479	$1,177,164	$589,000	$—	$2,144,284
Robert L. Gerry, III	2014	$127,756	$—	$—	$—	$424,145	$551,901
Former Executive	2013	$596,703	$342,197	$290,731	$—	$—	$1,229,631
Chairman	2012	$568,289	$483,045	$278,211	$—	$730,092	$2,059,637
W. Russell Scheirman	2014	$496,173	$224,022	$247,711	$118,660	$25,600	$1,112,166
President and Chief Operating Officer	2013	$496,173	$237,000	$250,731	$—	$19,098	$1,003,002
	2012	$468,002	$374,401	$240,044	$—	$927,560	$2,010,007
Gregory R. Hullinger	2014	$333,829	$168,436	$214,956	$90,865	$18,417	$826,503
Chief Financial Officer	2013	$333,829	$200,000	$250,731	$—	$17,850	$802,410
	2012	$320,989	$256,791	$240,044	$—	$125,372	$943,196
Gayla .M. Cutrer	2014	$300,132	$111,349	$165,966	$69,800	$17,674	$664,921
Executive Vice President	2013	$300,132	$170,000	$188,048	$—	$17,557	$675,737
	2012	$271,122	$216,898	$180,033	$—	$718,140	$1,386,193
(1)

Bonuses for 2014 were determined and paid in March 2015. Bonuses for 2013 were determined and paid in March 2014. For Mr. Guidry’s 2013 bonus amount, this includes a $200,000 sign-on bonus paid after his completion of 30 days of service in November 2013. Bonuses for 2012 were determined and paid in March 2013.

(2)

The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2014 grants, see Note 3, “Stock Based Compensation” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The actual value that can be realized from the exercise of stock options, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. With the exception of Mr. Guidry’s awards in 2013, one-third of the options vested on the grant date and then one-third annually thereafter. The options expire 5 years after grant date. Mr. Guidry’s awards for 2013 begin to vest in a four year period with one-fifth vesting on each of his first three anniversaries with the Company and the remaining two-fifths vesting on the fourth anniversary with the Company. The options expire on his fifth anniversary with the Company. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant.

(3)	For a breakdown of the individual items comprising All Other Compensations amounts, refer to the table below.

Name and Principal Position	Year	Vacation Payout ($)	401(k) Match ($)	Retirement Payout ($)	Severance and Consulting ($)(1)	Total All Other Compensation ($)
Steven P. Guidry	2014	—	25,600	—	—	25,600
Chief Executive Officer	2013	—	—	—	—	—
Robert L. Gerry, III	2014	—	—	—	424,145	424,145
Former Executive Chairman	2013	—	—	—	—	—
	2012	—	—	730,092	—	730,092
W. Russell Scheirman	2014	—	25,600	—	—	25,600
President and Chief Operating Officer	2013	—	19,098	—	—	19,098
	2012	59,501	18,180	849,879	—	927,560
Gregory R. Hullinger	2014	—	18,417	—	—	18,417
Chief Financial Officer	2013	—	17,850	—	—	17,850
	2012	—	12,803	112,569	—	125,372
Gayla M. Cutrer	2014	—	17,674	—	—	17,674
Executive Vice President	2013	—	17,557	—	—	17,557
	2012	95,702	12,413	610,025	—	718,140
(1)

Represents the following amounts paid or payable to Mr. Gerry for the entire term of his severance and consulting agreement: $300,010  of severance payments, $100,000 of consulting fees and $24,135 for health insurance premium reimbursements.

Grants of Plan-Based Awards during 2014

The following table presents grants of plan-based equity awards during the fiscal year ending December 31, 2014:

Name of Executive	Grant Date	All other stock awards: Number of shares of stock or units(#)(1)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(3)
Steven P. Guidry	3/4/2014		185,676	$6.98	$441,356
	3/4/2014	27,850		$—	$194,393
W. Russell Scheirman	3/4/2014		100,000	$6.98	$247,711
	3/4/2014	17,000		$—	$118,660
Gregory R. Hullinger	3/4/2014		86,777	$6.98	$214,956
	3/4/2014	13,018		$—	$90,865
Gayla M. Cutrer	3/4/2014		67,000	$6.98	$165,966
	3/4/2014	10,000		$—	$69,800
(1)

The amounts in this column represent the restricted stock granted to the Named Executive Officers on the respectively noted dates. These shares of restricted stock vest in three equal annual installments beginning one year from the date of grant.

(2)

The amounts in this column represent the stock options granted to the Named Executive Officers on the respectively noted dates. One-third of these stock options vested on the date of grant and the remainder vest in equal installments on the first and second anniversaries of the date of grant.

(3)

The amounts reflected in the table above for restricted stock and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 3, “Stock Based Compensation” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these equity awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our Named Executive Officers outstanding as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units or stock that have not vested (#) (4)	Market value of shares or units of stock that have not vested ($)(9)
Steven P. Guidry	—	—	—	—	27,850(7)	126,996
	—	—	—	—	80,000(8)	364,800
	61,892	123,784	6.98(1)	3/4/2019	—	—
	40,000	160,000	5.89(2)	10/21/2018	—	—
	40,000	160,000	7.50(2)	10/21/2018	—	—
	40,000	160,000	9.00(2)	10/21/2018	—	—
Robert L. Gerry, III	102,500	—	4.28(3)	3/3/2015	—	—
	115,900	—	7.75(4)	12/31/2015	—	—
	115,900	—	8.81(5)	12/31/2015	—	—
	217,475	—	6.97(6)	12/31/2015	—	—
W. Russell Scheirman	—	—	—	—	17,000(7)	77,520
	33,333	66,667	6.98(1)	3/4/2019	—	—
	66,666	33,334	7.75(4)	3/5/2018	—	—
	100,000	—	8.81(5)	3/16/2017	—	—
	179,115	—	6.97(6)	3/18/2016	—	—
Gregory R. Hullinger	—	—	—	—	13,018(7)	59,362
	28,295	57,852(3)	6.98(1)	3/4/2019	—	—
	66,666	33,334	7.75(4)	3/5/2018	—	—
	100,000	—	8.81(5)	3/16/2017	—	—
	49,800	—	6.97(6)	3/18/2016	—	—
Gayla M. Cutrer	—	—	—	—	10,000(7)	45,600
	22,333	44,667(3)	6.98(1)	3/4/2019	—	—
	50,000	25,000	7.75(4)	3/5/2018	—	—
	75,000	—	8.81(5)	3/16/2017	—	—
	100,000	—	6.97(6)	3/18/2016	—	—
(1)

Represents the exercise price for stock options awarded on March 4, 2014. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.

(2)

Represents the exercise price for stock options awarded on October 21, 2013. One-fifth of the options vest on each of the first three anniversaries of following the date of grant and the remaining two-fifths vests on the fourth anniversary following the date of grant.

(3)	Represents the exercise price for stock options awarded on March 3, 2010.
(3)

Represents the exercise price for stock options awarded on March 5, 2013. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.

(4)

Represents the exercise price for stock options awarded on March 16, 2012. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant. For Mr. Gerry, the Compensation Committee accelerated the vesting of the last third of the options upon his retirement as Executive Chairman in June 2014.

(5)

Represents the exercise price for stock options awarded on March 18, 2011. One-third of the options vested on the date of grant and the remainder vests in two equal parts on the first and second anniversaries following the date of grant.

(6)	These amounts represent time-vested restricted stock awards granted on March 4, 2014. The awards vest in three equal parts on the first three anniversaries following the date of grant.
(7)	Represents a time vested restricted stock award granted on October 21, 2013. The award vests in five equal parts on the five anniversaries following the date of grant.
(8)	For purposes of calculating the amounts in this column, the closing price of the Company’s shares on the NYSE on December 31, 2014 of $4.56 was used.

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2014

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2014 for each of our Named Executive Officers on an aggregated basis.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Guidry	—	—		—	—
Robert L. Gerry, III	150,000	735,500	(1)	—	—
W. Russell Scheirman	208,500	773,535	(2)	—	—
Gregory R. Hullinger	163,700	577,601	(3)	—	—
Gayla M. Cutrer	113,500	427,895	(4)	—	—
(1)	Mr. Gerry’s value realized on options exercised is the result of exercising 150,000 shares of stock at an average market price of $9.18, with a strike price of $4.28 per share
(2)	Mr. Scheirman’s value realized on options exercised is the result of exercising 208,500 shares of stock at an average market price of $7.99, with a strike price of $4.28 per share
(3)

Mr. Hullinger’s value realized on options exercised is the result of exercising 113,500 shares of stock at an average market price of $8.25, with a strike price of $4.28 per share; and 50,200 shares of stock at an average market price of $9.50, with a strike price of $6.97 per share.

(4)	Ms. Cutrer’s value realized on options exercised is the result of exercising 113,500 shares of stock at an average market price of $8.05, with a strike price of $4.28 per share.

Executive Employment Agreement with Mr. Guidry

In 2013, we entered into an Executive Employment Agreement with Mr. Guidry as our Chief Executive Officer. The initial term of the Agreement is until December 31, 2015, and is subject to one year automatic extensions unless terminated by either party. The Agreement provides for an annual base salary of $500,000 with the opportunity to receive an annual target bonus of 100% of base salary, as determined by the Compensation Committee based on performance goals established by the Committee. Under the Agreement, Mr. Guidry was paid a sign on bonus of $200,000, and was awarded 100,000 restricted shares of our common stock and options to purchase 600,000 shares of our common stock. The exercise price of 200,000 of the options was at the market price on the date of grant ($5.89 per share), 200,000 options have an exercise price of $7.50 per share and the remaining 200,000 shares have an exercise price of $9.00 per share. The options have a five year term. The restricted stock and options vest over the first through fourth anniversary of the grant, provided that the restricted stock and options automatically fully vest upon a change of control.

The Agreement provides for a severance payment if Mr. Guidry’s employment is terminated by us other than for “cause”, or is terminated because of his death or disability, or is terminated by Mr. Guidry for “good reason.” The severance payment is the sum of his base salary plus the highest annual bonus received during the two years prior to termination or the bonus due him for the year in which termination of employment occurs. The Company would also be required to pay for continuing health insurance premiums for Mr. Guidry and his eligible spouse and dependents for a period of one year following the termination. Cause is generally defined as the following with respect to Mr. Guidry: the conviction of a crime involving moral turpitude or a felony; the commission of a material act of fraud upon the VAALCO, or any customer or supplier; the misappropriation of any funds or property of VAALCO, or any customer or supplier; the willful and continued failure to perform the material duties assigned to him that is not cured to the reasonable satisfaction of VAALCO; the engagement in any direct and material conflict of interest with VAALCO; or the engagement in any material activity which competes with VAALCO’s business or which would result in a material injury to the business, reputation or goodwill of VAALCO.

“Good Reason” is defined as the occurrence of any one or more of the following events:

•

The assignment of any duties that are materially inconsistent with Mr. Guidry’s executive position, which in this definition includes status, reporting relationship to the Board of Directors, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of VAALCO, or any other material diminution in Mr. Guidry’s position, authority, duties, or responsibilities, other than an isolated and inadvertent action not taken in bad faith that is remedied within thirty business days; or

•	VAALCO requires Mr. Guidry to be based at any office or location that is farther than 40 miles from VAALCO’s principal office location in Houston, Texas; or

•	Any failure by VAALCO to obtain an assumption of the employment agreement by any successor to VAALCO, or any action or inaction that constitutes a material breach by VAALCO of the agreement.

The definition of good reason includes provisions for cure by VAALCO, and notice by Mr. Guidry.

Consulting Agreement with Mr. Gerry

Following the 2014 Annual Meeting, in connection with his retirement, we entered into a severance and consulting agreement with Mr. Gerry. Under the agreement, Mr. Gerry agreed to serve as a consultant to the Chief Executive Officer and the Board during the term of the agreement, and in such capacity he agreed, if requested by the Chief Executive Officer or Board:

•	to advise and assist with respect to any aspect of the Company’s business; and
•	to provide other advise to the Company and offer assistance on other matters reasonably requested from time to time by the Chief Executive Officer or Board, including attending Board meetings.

Under the agreement, Mr. Gerry is paid a severance payment of $300,000 and a consulting fee of $100,000. The severance payment and consulting fee are payable in equal monthly installments from the date of his retirement until December 31, 2015, which is the term of the agreement. Mr. Gerry will also be entitled to reimbursement for expenses incurred in providing the consulting services in accordance with the terms of the agreement. In addition, all option awards held by Mr. Gerry under any of the Company’s incentive plans will be amended to provide that the expiration date of the option is the earlier of the expiration date of the option as provided in the award (without taking into effect any provision providing for early termination upon retirement) and December 31, 2015. The Company will also reimburse Mr. Gerry for supplemental Medicare insurance up to the amount that would otherwise have been paid in connection with COBRA for health insurance premiums for a period of 18 months, and the Company will provide Mr. Gerry with an office. The Company and Mr. Gerry may extend the term of the consulting agreement by mutual consent. The agreement provides for releases and other covenants customary in severance and consulting agreements for executive officers.

Consulting Agreement with Mr. Scheirman

Following his planned retirement in June 2015, we plan to enter into a consulting agreement with Mr. Scheirman. Under the agreement, Mr. Scheirman will serve as a consultant to the Chief Executive Officer during the term of the agreement, and in such capacity he will, if requested by the Chief Executive Officer:

•	advise and assist with respect to any aspect of the Company’s business; and
•	provide other advise to the Company and offer assistance on other matters reasonably requested from time to time by the Chief Executive Officer.

Under the agreement, Mr. Scheirman will be paid a consulting fee of $8,000 per month beginning with his retirement until December 31, 2015, which is the term of the agreement. Mr. Scheirman will also be entitled to reimbursement for expenses incurred in providing the consulting services in accordance with the terms of the agreement and will be entitled to $3,000 per day for any day that he is required to travel internationally on behalf of the Company in order to carry out the consulting services. In addition, all option awards held by Mr. Scheirman under any of the Company’s incentive plans will be amended to provide that the expiration date of the option is the earlier of the expiration date of the option as provided in the award (without taking into effect any provision providing for early termination upon retirement) and December 31, 2015. The Company will also reimburse Mr. Scheirman for health insurance premiums up to the amount that would otherwise have been paid in connection with COBRA for health insurance premiums for the term of the agreement. The Company and Mr. Scheirman may extend the term of the consulting agreement by mutual consent. The agreement provides for releases and other customary covenants.

Pension Benefits Table

We do not have a qualified pension plan.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefits.

Potential Payments Upon Termination or Change-in-Control

The following sets forth the incremental compensation that would be payable by us to each of our Named Executive Officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2014, the last business day of 2014; and
•	with respect to calculations based on our stock price, we used $4.56, which was the reported closing price of our common stock on December 31, 2014.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

Other than Mr. Guidry, none of our executive officers are party to an employment agreement with us. Each of our executive officers is a party to equity award agreements relating to options or restricted stock granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our Named Executive Officers including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or, except in the case of Mr. Guidry, continuation of employee benefits such as health coverage. In 2015, the Compensation Committee plans to consider alternative metrics for calculating payments associated with the different termination events.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Steven P. Guidry
Cash Severance	—	—	895,000	895,000	895,000	895,000	—
Health Care Premiums			27,204	27,204	27,204	27,204
Accelerated Restricted Stock Vesting	—	—	—	491,796	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	1,233,026	—	—	—
Total	—	—	922,204	2,647,026	922,204	922,204	—
W. Russell Scheirman
Cash Severance	—	—	—	—	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	77,520	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	246,230	—	—	—
Total	—	—	—	323,750	—	—	—
Gregory R. Hullinger
Cash Severance	—	—	—	—	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	59,362	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	224,612	—	—	—
Total	—	—	—	283,974	—	—	—
Gayla M. Cutrer
Cash Severance	—	—	—	—	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	45,600	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	171,594	—	—	—
Total	—	—	—	217,194	—	—	—

(1)

Amounts include the aggregate proportionate fair value for stock option grants made in 2013 and 2014 which were not vested at December 31, 2014 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2014. All non-vested options had no intrinsic value at December 31, 2014, as they were granted at a price higher than the stock price at the close of December 31, 2014.

DIRECTOR COMPENSATION

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executive officers are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation.

Non-employee directors were compensated in 2014 for service on the Board of Directors or any committee thereof as follows:

•	$45,000 retainer per annum, payable in quarterly installments;
•	$10,000 retainer per annum for the chairman of each Board committee, payable in quarterly installments;
•	beginning in the second quarter of 2014, a $20,000 retainer per annum for the Lead Director, payable in quarterly installments;
•	$2,000 for each Board meeting attended;
•	$1,000 for each committee meeting attended; and
•

an annual equity award in an amount determined by the independent members of the Board. For fiscal year 2014, the awards of common stock were granted on March 3, 2014 for Messrs. Brazelton, Chapoton, Jennings and Myers and November 3, 2014 for Mr. Fawthrop. The awards of common stock are not restricted or subject to any vesting period; however, the stock award agreements provide that the director is prohibited from disposing of the stock within three years of the date of grant.

2014 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Frederick W. Brazelton	92,000	55,142	147,142
O. Donald Chapoton	92,750	55,142	147,892
Andrew L. Fawthrop	12,500	18,563	31,063
James B. Jennings	100,000	55,142	155,142
John J. Myers, Jr.	86,500	55,142	141,642
(1)

Includes annual cash retainer fee, board and committee meeting fees and committee chair and lead director fees for each non-employee director during fiscal year 2014, as more fully explained in the preceding paragraphs.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2014, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2013 for additional detail regarding assumptions underlying the value of these equity awards. The grants for Messrs. Brazelton, Chapoton, Jennings and Myers had a grant date of March 3, 2014. The grant to Mr. Fawthrop had a grant date of November 3, 2014.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange (“NYSE”) and (iii) financially literate. In addition, Mr. Myers qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 and the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Audit Committee of the Board of Directors

John J. Myers, Jr. (Chairman)

Frederick W. Brazelton

O. Donaldson Chapoton

Andrew L. Fawthrop

James B. Jennings

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of the record date for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our Named Executive Officers and (iii) all directors and all executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)
Directors & Named Executive Officers
Steven P. Guidry	549,916	(2)	*
Robert L. Gerry, III	2,734,825	(3)	4.7%
W. Russell Scheirman	688,184	(4)	1.2%
Gregory R. Hullinger	416,573	(5)	*
Gayla M. Cutrer	367,896	(6)	*
Frederick W. Brazelton	204,000	(7)	*
O. Donald Chapoton	163,134	(8)	*
Andrew L. Fawthrop	30,772		*
James B. Jennings	160,000	(9)	*
John J. Myers, Jr.	196,100	(10)	*
Common Stock owned by all Directors and Executive Officers as a group (10 persons)	2,795,436		4.8%
5% Stockholders:
BlackRock, Inc.	3,861,312	(11)	6.6%
State Street Corporation	3,426,804	(12)	5.9%
Dimensional Fund Advisors LP	3,383,157	(13)	5.8%

* Less than 1%

(1)	As of April 6, 2015, there were 58,177,147 shares of common stock issued and outstanding.
(2)	Includes 321,567 shares that may be acquired subject to options exercisable within 60 days.
(3)	Includes 449,275 shares that may be acquired subject to options exercisable within 60 days.
(4)	Includes 484,381 shares that may be acquired subject to options exercisable within 60 days.
(5)	Includes 344,001 shares that may be acquired subject to options exercisable within 60 days.
(6)	Includes 318,016 shares that may be acquired subject to options exercisable within 60 days.
(7)	Includes 95,000 shares that may be acquired subject to options exercisable within 60 days.
(8)	Includes 105,000 shares that may be acquired subject to options exercisable within 60 days.
(9)	Includes 100,000 shares that may be acquired subject to options exercisable within 60 days.
(10)	Includes 105,000 shares that may be acquired subject to options exercisable within 60 days.
(11)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2015, by BlackRock, Inc. (“Black Rock”), BlackRock has sole voting power over 3,748,129 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 3,861,312 of the shares shown and shared dispositive power over 0 of the shares shown. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(12)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015 by State Street Corporation (“State Street”), State Street has sole voting power over 0 of the shares shown, shared voting power over 3,426,804 of the shares shown, sole dispositive power over 0 of the shares shown and shared dispositive power over 3,426,804 of the shares shown. The address of State Street is One Lincoln Street, Boston, MA 02111.

(13)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2015 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power over 3,215,205 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 3,383,157 of the shares shown and shared dispositive power over 0 of the shares shown. The address of Dimensional is 6300 Bee Cave Road, Austin TX 78746.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. To our knowledge, based solely on its review of such Section 16(a) reports and written representations that the Company has received, the Company believes that all reporting obligations of our officers, directors and greater than 10% stockholders under Section 16(a) were satisfied during 2014.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Conduct. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to a related person where the amount involved exceeds $120,000 are required to be disclosed in this proxy statement. We are not aware of any related party transactions during 2014. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Since the beginning of fiscal year 2014, there have been no transactions in excess of $120,000 between us and a related person in which the related person had a direct or indirect material interest.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2015 and VAALCO’s internal control over financial reporting. The Board has endorsed this appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2014. During each of the two years ended December 31, 2014 and 2013, Deloitte & Touche LLP provided both audit and non-audit services.

On behalf of the Company, the Audit Committee retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, to audit our consolidated financial statements and our internal control over financial reporting for 2014. Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2014 and 2013, were as follows (amounts in thousands of dollars):

	2014	2013
Audit Fees	$732	$561
Audit-related Fees	2	20
Tax Fees	90	83
Total	$824	$664

Audit Fees

For the years ended December 31, 2014 and 2013, audit fees paid by us to Deloitte & Touche LLP were for the audit of our annual financial statements, the related attestation of internal controls over financial reporting, and the review of our quarterly financial statements.

Audit-Related Fees

For the years ended December 31, 2014 and 2013, audit related fees pertained to cost attestations for our Gabon operation.

Tax Fees

For the years ended December 31, 2014 and 2013, fees billed by Deloitte & Touche LLP to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2014 audit and non-audit services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2014, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Auditor for the year 2015.

PROPOSAL NO. 3—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement, beginning on page 13. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation and Other Information—Compensation Discussion & Analysis” (the "CD&A") section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive. As you consider this Proposal THREE, we urge you to read the CD&A for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this Proxy Statement. Among the program features incorporated by the Compensation Committee to align the compensation program for our Named Executive Officers with our executive compensation philosophy are the following:

•	Equity-based awards generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention;
•

Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics to eliminate the possibility of an executive focusing on one short-term performance goal at the exclusion of others and to ensure that our Named Executive Officers are motivated to achieve excellence in a wide range of performance metrics;

•

The grant of equity-based awards and the adoption of stock ownership guidelines align the interests of our Named Executive Officers with those of our stockholders and focus our executives on long-term stockholder value creation; and

•

Cash payments under our Chief Executive Officer’s employment agreement requires a double trigger (i.e., a termination of employment in connection with a change in control) rather than a single trigger (a change in control alone) to initiate payment.

As an advisory vote, Proposal THREE is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s most recent proxy statement, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion is hereby APPROVED.”

Vote Required

Approval of Proposal THREE requires the affirmative vote of the holders of a majority in voting power of the shares of the Common Stock present in person or by proxy and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion.

ADDITIONAL INFORMATION

Stockholder Proposals for 2016 Annual Meeting

Stockholders who desire to present proposals at the 2016 Annual Meeting of stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 18, 2015. If the date of the 2016 Annual Meeting is changed by more than 30 days from the date of the 2015 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2016 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2016 Annual Meeting of Stockholders only by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 4, 2016 and no later than the close of business on March 5, 2016. If we schedule our 2016 Annual Meeting to a date that is more than 30 days before or 60 days after June 3, 2016, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000245635_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Steven P. Guidry 02 Frederick W. Brazelton 03 O. Donaldson Chapoton 04 Andrew L. Fawthrop 05 James B. Jennings 06 John J. Myers, Jr. VAALCO ENERGY, INC. 9800 Richmond Avenue, Suite 700 Houston, Texas 77042 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2015. 3 To approve, on an advisory basis, the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting 0000245635_2 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report and Form 10-K is/are available at www.proxyvote.com . VAALCO ENERGY, INC. Annual Meeting of Stockholders June 3, 2015 10:00 AM The undersigned hereby appoints Eric J. Christ and Gregory R. Hullinger, or either of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all shares of Common Stock of VAALCO ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on June 3, 2015, at the Houston Marriott Westchase, 2900 Briarpark Drive Houston, Texas 77042, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR ALL" ON THE ELECTION OF DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 3, AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. Continued and to be signed on reverse side